Exhibit 5.1

February 12, 2015

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-191692) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the offering by the Company of (i) an aggregate of 55,200,000 depositary shares (the “Depositary Shares”), each Depositary Share representing a 1/400th interest in a share of the Company’s 6.125% Non-Cumulative Preferred Stock, Series Y, $1 par value per share and liquidation preference $10,000 per share (the “Preferred Stock”), and representing an aggregate of 138,000 shares (the “Initial Shares”) of the Preferred Stock, pursuant to the Underwriting Agreement, dated February 5, 2015 (the “Initial Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and the other several underwriters named therein, and (ii) an additional 2,000,000 Depositary Shares, representing an aggregate of 5,000 Shares (the “Additional Shares” and, together with the Initial Shares, the “Shares”) of the Preferred Stock, pursuant to the Underwriting Agreement, dated February 10, 2015 (the “Additional Underwriting Agreement” and, together with the Initial

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Underwriting Agreement, the “Underwriting Agreements”), between the Company and J.P. Morgan Securities LLC as the underwriter. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by Computershare Inc, as depositary (the “Depositary”), under a Deposit Agreement, dated February 12, 2015 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.

We have examined the Registration Statement; the Certificate of Designations of the Company establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware; the Deposit Agreement; and the Underwriting Agreements. We also have examined a duplicate of a certificate representing the Shares and a duplicate of a global certificate representing the Depositary Receipt. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares have been duly authorized and, upon payment and delivery in accordance with the applicable Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	Assuming the Deposit Agreement is the valid and legally binding obligation of the Depositary and the due execution by the Depositary and the registrar of the Depositary Receipt in accordance with the terms of the Deposit Agreement and upon the deposit of the Shares with the Depositary pursuant to the Deposit Agreement, the Depositary Shares will represent legal and valid interests in the Shares and the Depositary Receipt will constitute valid evidence of such interests in the Shares and will be entitled to the benefits of the Deposit Agreement.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 12, 2015 and to the use of our name under the caption “Legal Opinions” in the prospectus related to the Depositary Shares included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP